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Exhibit 4.3

WARRANT AGREEMENT

        WARRANT AGREEMENT dated as of October 25, 2002 by and between Angeion Corporation, a Minnesota corporation (the "Company"), and Wells Fargo Bank Minnesota, National Association, as Warrant Agent (the "Warrant Agent").

        A.    The Company proposes to issue Warrants (the "Warrants") evidencing the right to purchase an aggregate of up to 179,731 authorized but previously unissued shares of Common Stock, $.10 par value per share, of the Company (the "Common Stock"). The Warrants are being issued in connection with the Company's Plan of Reorganization (the "Plan") approved by the United States Bankruptcy Court for the District of Minnesota on October 24, 2002;

        B.    The Company desires the Warrant Agent to act on behalf of the Company and the Warrant Agent desires so to act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants.

        NOW THEREFORE, it is agreed as follows:

ARTICLE 1.
APPOINTMENT OF WARRANT AGENT; ISSUANCE,
FORM AND EXECUTION OF WARRANT CERTIFICATES

        Section 1.1    Appointment of Warrant Agent.    The Company hereby appoints the Warrant Agent to act as Agent for the Company, and the Warrant Agent hereby accepts the agency established herein and agrees to perform its agency duties in accordance with the terms and conditions of this Warrant Agreement.

        Section 1.2    Warrant Certificates.    The Company shall execute and deliver to the Warrant Agent certificates which the Company has authorized to represent the Warrants ("Warrant Certificates"). The Warrant Certificates shall be substantially as set forth in Exhibit A hereto and may have such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate (but which do not affect the rights, immunities, duties or liabilities of the Warrant Agent) and as are not inconsistent with the provisions of this Warrant Agreement, or as may be required to comply with any law or with any rule or regulation relating to listing of the Warrants on The Nasdaq Stock Market ("Nasdaq"), including the SmallCap Market, or on any stock exchange or to conform to usage. The Warrant Certificates shall be dated with the date of their issuance.

        Section 1.3    Execution of Warrant Certificates.    The Warrant Certificates shall be executed on behalf of the Company by a duly authorized officer of the Company, either manually or by facsimile signature printed thereon. The Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. Any Warrant Certificate may be signed on behalf of the Company by the person who at the actual date of the signing of such Warrant Certificate shall have been the proper officer of the Company, although at the date of issuance of such Warrant Certificate any such person has ceased to be such officer of the Company.

ARTICLE II.
EXERCISE OF WARRANTS

        Section 2.1    Exercise.    Any or all of the Warrants represented by each Warrant Certificate may be exercised by the holder thereof on or before 5:00 p.m., Minneapolis time, on October 31, 2007, unless extended by the Company, by surrender of the Warrant Certificate with the Purchase Form, which is printed on the reverse thereof (or a reasonable facsimile thereof) duly executed by such holder, to the

Warrant Agent at its office designated for such purpose, accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, in an amount equal to the product of the number of shares of Common Stock issuable upon exercise of the Warrant represented by such Warrant Certificate, as adjusted pursuant to the provisions of Article III hereof, multiplied by the exercise price of $7.79, as adjusted pursuant to the provisions of Article III hereof (such price as so adjusted from time to time being herein called the "Exercise Price"), and such holder shall be entitled to receive such number of fully paid and nonassessable shares of Common Stock, as so adjusted, at the time of such exercise. The Warrant Agent shall have no duty (i) to determine or calculate the Exercise Price or (ii) confirm or verify the accuracy or correctness of the Exercise Price; the Warrant Agent's sole duty under this paragraph being the acceptance of the certificates evidencing the Warrants and taking possession for the benefit of the Company of the Exercise Price delivered to it by a Warrant holder.

        Section 2.2    Time of Exercise.    Each exercise of Warrants shall be deemed to have been effective immediately prior to the close of business on the business day on which the Warrant Certificate relating to such Warrants shall have been surrendered to the Warrant Agent as provided in Section 2.1, and at such time the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such exercise as provided in Section 2.3, shall be deemed to have become the holder or holders of record thereof.

        Section 2.3    Issuance of Shares of Common Stock; No Fractional Shares.    As soon as practicable after the exercise of any Warrant, and in any event within ten (10) days after receipt by the Warrant Agent of the notice of exercise under Section 2.1, the Warrant Agent, at the direction of the Company, will cause to be issued in the name of and delivered to the holder thereof or as such holder (upon payment by such holder of any applicable transfer taxes) may direct:

          (a)  certificate or certificates for the number of fully paid and nonassessable shares of Common Stock to which such holder shall be entitled upon such exercise, and

          (b)  in case such exercise includes only part of the Warrants represented by any Warrant Certificate, a new Warrant Certificate or Warrant Certificates of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of such Warrant Certificate minus the number of such shares designated by the holder for such exercise as provided in Section 2.1. Warrants, represented by a properly assigned Warrant Certificate, may be exercised by a new holder without first having a new Warrant Certificate issued.

        Section 2.4    Extension of Exercise Period; Change of Exercise Price.    The Company may, upon notice given to the Warrant Agent, and without the consent of the holders of the Warrants, (i) reduce the Exercise Price during all or any portion of the originally stated exercise period, or (ii) extend the period over which the Warrants are exercisable beyond October 31, 2007 and increase the Exercise Price for any period the Warrant exercise period is extended. In the case of the extension of the exercise period or a change in the Exercise Price, the Company must provide the Warrant Agent and the Warrant holders of record notice of such extension of the exercise period, specifying, as the case may be, the time to which such exercise period is extended, or specifying the new Exercise Price and the periods for which such new Exercise Price is in effect, a reasonable time prior to the date such extension or new Exercise Price is to take effect, such reasonable time to be commercially reasonable and consistent with applicable securities laws and regulations.

ARTICLE III.
ANTIDILUTION PROVISIONS

        Section 3.1    Adjustment of Exercise Price.

          (a)  The Exercise Price shall be subject to the following adjustments. In the event that:

              (i)  any dividends on any class of stock of the Company payable in Common Stock or securities convertible into Common Stock shall be paid by the Company; or

            (ii)  the Company shall subdivide its then outstanding shares of Common Stock into a greater number of shares; or

            (iii)  the Company shall combine outstanding shares of Common Stock, by reclassification or otherwise;

  then, in any such event, the Exercise Price in effect immediately prior to such event shall (until adjusted again pursuant hereto) be adjusted immediately after such event to a price (calculated to the nearest full cent) determined by dividing (A) the number of shares of Common Stock outstanding immediately prior to such event, multiplied by the then existing Exercise Price by (B) the total number of shares of Common Stock outstanding immediately after such event, and the resulting quotient shall be the adjusted Exercise Price per share.

          (b)  No adjustment of the Exercise Price shall be made if the amount of such adjustments shall be less than one cent per share, but in such case any adjustment that would otherwise be required to be made shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to not less than one cent per share.

        Section 3.2    Adjustment of Number of Shares Purchasable on Exercise of Warrants.    Upon each adjustment of the Exercise Price pursuant to Section 3.1, the registered holder of each Warrant shall thereafter (until another such adjustment) be entitled to purchase at the adjusted Exercise Price the number of shares, calculated to the nearest full share, obtained by multiplying the number of shares specified in such Warrant (as adjusted as a result of all adjustments in the Exercise Price in effect prior to such adjustment) by the Exercise Price in effect prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

        Section 3.3    Notice as to Adjustment.    Upon any adjustment of the Exercise Price and an increase or decrease in the number of shares of Common Stock purchasable upon the exercise of the Warrants, then, and in each such case, the Company shall within ten (10) days after the effective date of such adjustment give written notice thereof, by first class mail, postage prepaid, addressed to each registered Warrant holder at the address of such Warrant holder as shown on the books of the Company (and written notice thereof to the Warrant Agent), which notice shall state the adjusted Exercise Price and the increased or decreased number of shares purchasable upon the exercise of the Warrants, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

        Section 3.4    Effect of Reorganization, Reclassification, Merger, Etc.    If at any time while any Warrant is outstanding there should be any capital reorganization or reclassification of the capital stock of the Company (other than the issue of any shares of Common Stock in subdivision of outstanding shares of Common Stock by reclassification or otherwise and other than a combination of shares provided for in Section 3.1 hereof) or any consolidation or merger of the Company with another corporation or any sale, conveyance, lease or other transfer by the Company of all or substantially all of its assets to any other corporation, the holder of any Warrant shall, during the remainder of the period such Warrant is exercisable, be entitled to receive, upon payment of the Exercise Price, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such consolidation or merger, or of the corporation to which the assets of the Company has been sold, conveyed, leased or otherwise transferred, as the case may be, to which the Common Stock (and any other securities and property) of the Company, deliverable upon the exercise of such Warrant, would have been entitled upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale, conveyance, lease or other transfer if such Warrant had been exercised immediately prior to such capital reorganization, reclassification of capital stock, consolidation merger, sale, conveyance, lease or other transfer; and, in any such case, appropriate adjustment (as determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth in this Warrant Agreement with respect to the rights and interests thereafter of the Warrant holders to the end that the provisions set forth in this Warrant Agreement (including the adjustment of the Exercise Price and the number of shares issuable upon the exercise of the Warrants) shall thereafter be applicable, as near as may be reasonably practicable, in relation to any shares or other property thereafter deliverable upon the exercise of the Warrants as if the Warrants had been exercised immediately prior to such capital reorganization, reclassification of capital stock, such consolidation, merger, sale, conveyance, lease or other transfer and the Warrant holders had carried out the terms of the exchange as provided for by such capital reorganization, reclassification, consolidation or merger. The Company shall not effect any such capital reorganization, consolidation, merger or transfer unless, upon or prior to the consummation thereof, the successor corporation or the corporation to which the property of the Company has been sold, conveyed, leased or otherwise transferred shall assume by written instrument the obligation to deliver to the holder of each Warrant such shares of stock, securities, cash or property as in accordance with the foregoing provisions such holder shall be entitled to purchase.

        Section 3.5    Prior Notice as to Certain Events.    In case at any time:

          (a)  The Company shall pay any dividend upon its Common Stock payable in stock or make any distribution (other than cash dividends) to the holders of its Common Stock; or

          (b)  The Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other rights; or

          (c)  There shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale, conveyance, lease or other transfer of all or substantially all of its assets to, another corporation; or

          (d)  There shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then in any one or more of such cases, the Company shall give prior written notice, by first class mail, postage prepaid, addressed to each registered Warrant holder at the address of such Warrant holder as shown on the books of the Company (and written notice thereof to the Warrant Agent), of the date on which (i) the books of the Company shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in such dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least twenty (20) days prior to the action in question and not less than twenty (20) days prior to the record date or the date on which the Company's transfer books are closed in respect thereto.

        Section 3.6    Certain Obligations of the Company.    The Company will not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Agreement, but will at all times in good faith assist in the carrying out of all such terms. Without limiting the generality of the foregoing, the Company (a) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of such stock upon the exercise of all Warrants from time to time outstanding, and (b) may (i) transfer all or substantially all of its properties and assets to any other person or entity, or (ii) consolidate with or merge into any other entity where the Company is not the continuing or surviving entity, or (iii) permit any other entity to consolidate with or merge into the Company where the Company is the continuing or surviving entity provided that, in connection with such consolidation or merger, the Common Stock then issuable upon the exercise of the Warrants shall be changed into or exchanged for shares or other securities or property of any other entity unless, in any such case, the other entity acquiring such properties and assets, continuing or surviving after such consolidation or merger or issuing or distributing such shares or other securities or property, as the case may be, shall expressly assume in writing and be bound by all the terms of this Warrant Agreement.

        Section 3.7    Reservation of Common Stock.    The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of the Warrants, all shares of Common Stock from time to time issuable upon such exercise. All such shares shall be duly and validly issued, fully paid and nonassessable with no liability on the part of the holder thereof.

        Section 3.8    Registration or Exemption of Common Stock.    If required under law, the Company will use its best efforts (a) at all times the Warrants are exercisable to maintain an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering Common Stock issuable upon exercise of the Warrants, (b) from time to time to amend or supplement the prospectus contained in such registration statement to the extent necessary in order to comply with applicable law, (c) to qualify for exemption from the registration requirements of the Act the Common Stock issuable upon exercise of the Warrants, and (d) to maintain exemptions or qualifications, in those jurisdictions in which the original registration statement relating to the Warrants was initially qualified, to permit the exercise of the Warrants and the issuance of the Common Stock pursuant to such exercise. The Warrant Agent shall have no responsibility or liability for the maintenance of such exemptions or qualifications or for liabilities arising from the exercise or attempted exercise of Warrants in jurisdictions where exemptions or qualifications have not been maintained or are otherwise unavailable.

ARTICLE IV.
REDEMPTION OF WARRANT

        Section 4.1    Redemption Price.    The Warrants may be redeemed at the option of the Company at any time after January 1, 2004 following a period of ten (10) consecutive trading days after January 1, 2004 where the per share closing sale price of the Common Stock exceeds $9.73, on notice as set forth in Section 4.2, and at a redemption price equal to $.01 per Warrant. For purposes of this Section, the closing sale price of the Common Stock shall be determined by the closing sale price as reported by The Nasdaq SmallCap Market so long as the Common Stock is quoted on The Nasdaq SmallCap Market and, if the Common Stock is listed on a stock exchange, shall be determined by the last reported sale price on the primary exchange on which the Common Stock is traded. If the Common Stock is listed on the NASD OTC Bulletin Board (the "BB"), the closing sales price shall be determined by the last reported sale price, or if the BB does not report sales prices, then the closing bid price shall be used.

        Section 4.2    Notice of Redemption.    In the case of any redemption of Warrants, the Company or, at its request, the Warrant Agent in the name of and at the expense of the Company shall give notice of such redemption to the holders of the Warrants to be redeemed as hereinafter provided in this Section 4.2. Notice of redemption to the holders of Warrants shall be given by mailing by first-class mail a notice of such redemption at any time following the ten-day consecutive trading period referenced in Section 4.1, but not less than 30 days prior to the date fixed for redemption. Any notice which is given in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder receives the notice. In any case, failure to duly give such notice, or any defect in such notice, to the holder of any Warrant Certificate shall not affect the validity of the proceedings for the redemption of Warrants represented by any other Warrant Certificate. Each such notice shall specify (1) the date fixed for redemption; (2) the place of redemption; (3) the redemption price of $.01 at which each Warrant is to be redeemed; and (4) shall state that payment of the redemption price of the Warrants will be made on surrender of the Warrants at such place of redemption, and that if not exercised by the close of business on the date fixed for redemption the exercise rights of the Warrants identified for redemption shall expire unless extended by the Company. Such notice shall also state the current Exercise Price and the date on which the right to exercise the Warrants will expire unless extended by the Company.

        Section 4.3    Payment of Warrants on Redemption; Deposit of Redemption Price.    If notice of redemption shall have been given as provided in Section 4.2, the redemption price of $.01 per Warrant shall, unless the Warrant is theretofore exercised pursuant to the terms hereof, become due and payable on the date and at the place stated in such notice. On and after such date of redemption, provided that cash sufficient for the redemption thereof shall then be deposited by the Company with the Warrant Agent for that purpose, the exercise rights of the Warrants identified for redemption shall expire. On presentation and surrender of Warrant Certificates at such place of payment in such notice specified, the Warrants identified for redemption shall be paid and redeemed at the redemption price of $.01 per Warrant. Prior to the date fixed for redemption, the Company shall deposit with the Warrant Agent an amount of money sufficient to pay the redemption price of all the Warrants identified for redemption. Any monies which shall have been deposited with the Warrant Agent for redemption of Warrants and which are not required for that purpose by reason of exercise of Warrants shall be repaid to the Company upon delivery to the Warrant Agent of evidence satisfactory to it of such exercise.

ARTICLE V.
CERTAIN OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANT CERTIFICATES

        Section 5.1    No Rights of Shareholders.    The Warrant Certificates shall be issued in registered form only. No Warrant Certificate shall entitle the holder thereof to any of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of holders of Common Stock or any other proceedings of the Company.

        Section 5.2    Loss, Theft, Destruction or Mutilation of Warrant Certificates.    Upon receipt by the Warrant Agent of evidence reasonably satisfactory to the Warrant Agent of the loss, theft, destruction or mutilation of any Warrant Certificate, and (a) in the case of any such loss, theft, or destruction, upon delivery to the Warrant Agent of an indemnity bond in form and amount, and issued by a bonding company, satisfactory to the Company and to the Warrant Agent, or (b) in the case of any such mutilation upon surrender to and cancellation by the Warrant Agent of such Warrant Certificate, the Company at its expense will execute and cause the Warrant Agent to countersign and deliver, in lieu thereof, a new Warrant Certificate of like tenor.

        Section 5.3    Transfer Agent; Cancellation of Warrant Certificates; Unexercised Warrants.    Wells Fargo Bank Minnesota, N.A. (and any successor), as transfer agent (the "Transfer Agent"), is hereby irrevocably authorized and directed at all times to reserve such number of authorized and unissued shares of Common Stock as shall be sufficient to permit the exercise in full of all Warrants from time to time outstanding. The Company will keep a copy of this Agreement on file with the Transfer Agent. The Warrant Agent, and any successor thereto, is hereby irrevocably authorized to requisition from time to time from the Transfer Agent certificates for shares of Common Stock required for exercise of

Warrants. The Company will supply the Transfer Agent with duly executed certificates for shares of Common Stock for such purpose and will make available any cash required in settlement of fractional share interests. All Warrant Certificates surrendered upon the exercise or redemption of Warrants shall be canceled by the Warrant Agent and shall thereafter be delivered to the Company; such canceled Warrant Certificates, with the Purchase Form on the reverse thereof duly filled in and signed, shall constitute conclusive evidence as between the parties hereto of the numbers of shares of Common Stock which shall have been issued upon exercises of Warrants. Promptly after the last day on which the Warrants are exercisable (set forth in Section 2.1 above), the Warrant Agent shall certify to the Company the aggregate number of Warrants then outstanding and unexercised. No shares of Common Stock shall be subject to reservation with respect to Warrants not exercised prior to the time and date identified in Section 2.1 above as the last time and date at which Warrants may be exercised.

ARTICLE VI.
TRANSFER AND EXCHANGE OF WARRANT CERTIFICATES

        Section 6.1    Warrant Register; Transfer or Exchange of Warrant Certificates.    The Warrant Agent shall cause to be kept at the office of the Warrant Agent designated for such purpose a register (the "Warrant Register") in which, subject to such reasonable regulations as the Company may prescribe, provisions shall be made for the registration of transfers and exchanges of Warrant Certificates. Upon surrender for transfer or exchange of any Warrant Certificates, properly endorsed, to the Warrant Agent, the Warrant Agent at the Company's expense will issue and deliver to or upon the order of the holder thereof a new Warrant Certificate or Warrant Certificates of like tenor, in the name of such holder or as such holder (upon payment by such holder of any applicable taxes or governmental charges) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face of the Warrant Certificate so surrendered. Any Warrant Certificate surrendered for transfer or exchange shall be canceled by the Warrant Agent and shall thereafter be delivered to the Company. The Warrant Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment by a Warrant holder of applicable taxes and governmental charges unless and until the Warrant Agent is satisfied that all such taxes and/or charges have been paid.

        Section 6.2    Identity of Warrant Holders.    Until a Warrant Certificate is transferred in the Warrant Register, the Company and the Warrant Agent may treat the person in whose name the Warrant Certificate is registered as the absolute owner thereof and of the Warrants represented thereby for all purposes, notwithstanding any notice to the contrary, except that, if and when any Warrant Certificate is properly assigned in blank, the Company and the Warrant Agent may (but shall not be obligated to) treat the bearer thereof as the absolute owner of the Warrant Certificate and of the Warrants represented thereby for all purposes, notwithstanding any notice to the contrary.

ARTICLE VII.
CONCERNING THE WARRANT AGENT

        Section 7.1    Taxes.    The Company will, from time to time, promptly pay to the Warrant Agent, or make provision satisfactory to the Warrant Agent for the payment of, all taxes and charges that may be imposed by the United States or any State upon the Company or the Warrant Agent upon the transfer or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any tax imposed in connection with any transfer involved in the delivery of a certificate for shares of Common Stock in any name other than that of the registered holder of the Warrant Certificate surrendered in connection with the purchase thereof.

        Section 7.2    Replacement of Warrant Agent in Certain Circumstances.

          (a)  The Warrant Agent or any successor Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days' notice in writing to the Company, except that such shorter notice may be given as the Company shall, in writing, accept as sufficient. The Company may discharge the Warrant Agent at any time with or without reason, effective upon thirty (30) days written notice to the Warrant Agent or such shorter period as the Warrant Agent shall, in writing, accept as sufficient. If the office of Warrant Agent becomes vacant by resignation, discharge, incapacity to act or otherwise, the Company shall appoint in writing a new Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the holder of a Warrant Certificate, then the holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any new Warrant Agent, whether appointed by the Company or by such a court, shall be a person authorized to do business in Minnesota and is subject to supervision or examination by Federal or State authority. Any new Warrant Agent appointed hereunder shall execute, acknowledge and deliver to the Company an instrument accepting such appointment hereunder and thereupon such new Warrant Agent without any further act or deed shall become vested with all the rights, powers, duties and responsibilities of the Warrant Agent hereunder with like effect as if it had been named as the Warrant Agent; but if for any reason it becomes necessary or expedient to have the former Warrant Agent execute and deliver any further assurance, conveyance, act or deed, the same shall be done and shall be legally and validly executed and delivered by the former Warrant Agent. Not later than the effective date of any such appointment, the Company shall file notice thereof with the former Warrant Agent. The Company shall promptly give notice of any such appointment to the holders of the Warrant Certificates by mail to their addresses as shown in the Warrant Register. Failure to file or give such notice, or any defect therein, shall not affect the legality or validity of the appointment of the successor Warrant Agent.

          (b)  Any person into which the Warrant Agent or any new Warrant Agent may be merged or converted or with which it may be consolidated or any person resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act; provided that if such person would not be eligible for appointment as a successor Warrant Agent under the provisions of paragraph (a) of this Section 7.2, the Company shall forthwith appoint a new Warrant Agent in accordance with such provisions. Any such successor Warrant Agent may adopt the prior countersignature of any predecessor Warrant Agent and deliver Warrant Certificates countersigned and not delivered by such predecessor Warrant Agent or may countersign Warrant Certificates either in the name of any predecessor Warrant Agent or the name of the successor Warrant Agent.

        Section 7.3    Remuneration of Warrant Agent.    The Company will pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the preparation, administration, delivery, execution and amendment of this Agreement and the performance of its duties under this Agreement.

        Section 7.4    Further Assurances.    The Company will perform, exercise, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Warrant Agreement.

        Section 7.5    Limitations on Liabilities of the Warrant Agent.

          (a)  The Warrant Agent may consult counsel satisfactory to it, who may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection of the Warrant Agent as to any action taken, suffered or omitted by it in accordance with such advice or opinion.

          (b)  Whenever, in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any matter be proved or established, or that any instructions with respect to the performance of its duties hereunder be given, by the Company prior to taking, suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established, or such instructions may be given, by a certificate or instrument signed by an officer of the Company and delivered to the Warrant Agent; and such certificate or instrument shall be full authorization and protection to the Warrant Agent for any action taken. Suffered or omitted by it under the provisions of this Warrant Agreement in reliance upon such certificate or instrument; but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such matter or may require such further or additional evidence as it may deem reasonable.

          (c)  The Warrant Agent shall be liable hereunder only for its own gross negligence or willful misconduct (each as finally determined by a court of competent jurisdiction). The Warrant Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all losses, liabilities and expenses, including judgments, damages, fines, penalties, claims, demands, settlements, costs and reasonable counsel fees and expenses, for anything done or omitted by the Warrant Agent arising out of or in connection with this Agreement except as a result of its gross negligence or willful misconduct (each as finally determined by a court of competent jurisdiction). In no event will the Warrant Agent be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever, even if the Warrant Agent has been advised of the possibility of such loss or damage. Any liability of the Warrant Agent under this Agreement to the Company will be limited to the amount of fees paid by the Company to the Warrant Agent.

          (d)  The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Warrant Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

          (e)  The Warrant Agent shall not be under any responsibility in respect to the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant Certificate; nor shall it be responsible for the making of any adjustment in the Exercise Price, or number of shares issuable upon exercise of the Warrant Certificates or responsible for the manner, method or amount of any such adjustment or the facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrant Certificate or as to whether any shares of Common Stock or other securities are or will be validly authorized and issued and fully paid and nonassessable.

          (f)    The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chief Executive Officer, the Chief Financial Officer, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Warrant Agent, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with instructions of any such officer.

          (g)  The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or non-employee agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or non-employee agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence or willful misconduct (each as finally determined by a court of competent jurisdiction) in the selection and continued employment thereof.

          (h)  No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

          (i)    The provisions of this Section 7.5 and Section 7.3 above shall survive the termination of this Agreement, the exercise or expiration of the Warrants and the resignation or removal of the Warrant Agent.

        Section 7.6    Amendment and Modification.    The Warrant Agent may (but is not required if the supplement or amendment changes the rights, immunities, duties or liabilities of the Warrant Agent), without the consent or concurrence of the holders of the Warrant Certificates, by supplemental agreement or otherwise, join with the Company in making any changes or corrections in this Warrant Agreement that they shall have been advised by counsel (a) are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error herein contained, (b) add to the obligations of the Company in this Warrant Agreement further obligations thereafter to be observed by it, or surrender any right or power reserved to or conferred upon the Company in this Warrant Agreement, or (c) do not or will not adversely affect, alter or change the rights, privileges or immunities of the holders of Warrant Certificates not provided for under this Warrant Agreement; provided, however, that any term of this Warrant Agreement or any Warrant Certificate may be changed, waived, discharged or terminated by an instrument in writing signed by each party against which enforcement of such change, waiver, discharge or termination is sought, or by which the same is to be performed or observed.

ARTICLE VIII.
OTHER MATTERS

        Section 8.1    Successors and Assigns.    All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

        Section 8.2    Notices.    Any notice or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant Certificate to or on the Company shall be sufficiently given or made if sent by first class or registered mail, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent) or by facsimile transmission as follows:

      Angeion Corporation
      350 Oak Grove Parkway
      Saint Paul, MN 55127-8599
      Facsimile No.: 651-484-4826
      Attn: Richard E. Jahnke

      With a copy to:

      Lindquist & Vennum P.L.L.P.
      4200 IDS Center
      80 South Eighth Street
      Minneapolis, MN 55402-2205
      Facsimile No.: 612-371-3207
      Attn: Thomas G. Lovett, IV

Any notice or demand authorized by this Warrant Agreement to be given or made by the holder of any Warrant Certificate or by the Company to or on the Warrant Agent shall be sufficiently given or made if sent by first class or registered mail, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) or by facsimile transmission as follows:

      Wells Fargo Bank Minnesota, N.A.
      161 North Concord Exchange Street
      South St. Paul, MN 55075
      Facsimile No.: 651-450-4078
      Attn: John Baker

        Section 8.3    Governing Law.    This Warrant Agreement and the Warrant Certificates are being delivered in the State of Minnesota and shall be construed and enforced in accordance with and governed by the laws of the State of Minnesota, without regard to the law of conflicts of law.

        Section 8.4    No Benefits Conferred.    Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Company, the Warrant Agent, and the holders of the Warrant Certificates, any right, remedy or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise or agreement herein; and all covenants, conditions, stipulations, promises and agreements in this Warrant Agreement contained shall be for the sole and exclusive benefit of the Company, the Warrant Agent, their respective successors and the holders of the Warrant Certificates.

        Section 8.5    Headings.    The descriptive headings used in this Warrant Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

        IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

ANGEION CORPORATION
By:	/s/ DALE JOHNSON Its Chief Financial Officer
WELLS FARGO BANK MINNESOTA, N.A.
By:	/s/ DARREN LARSON Its Assistant Vice President

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WARRANT AGREEMENT
ARTICLE 1. APPOINTMENT OF WARRANT AGENT; ISSUANCE, FORM AND EXECUTION OF WARRANT CERTIFICATES
ARTICLE II. EXERCISE OF WARRANTS
ARTICLE III. ANTIDILUTION PROVISIONS
ARTICLE IV. REDEMPTION OF WARRANT
ARTICLE V. CERTAIN OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANT CERTIFICATES
ARTICLE VI. TRANSFER AND EXCHANGE OF WARRANT CERTIFICATES
ARTICLE VII. CONCERNING THE WARRANT AGENT
ARTICLE VIII. OTHER MATTERS